                                                                       EXHIBIT 4



                         BECTON, DICKINSON AND COMPANY

                         SALARY AND BONUS DEFERRAL PLAN

                    As Amended and Restated August 15, 1996

                                    FOREWORD



Effective as of August 1, 1994 (the "Effective Date"), Becton, Dickinson and Company (the "Company") adopted the Becton, Dickinson and Company Salary and Bonus Deferral Plan (the "Plan") for the benefit of certain of its employees. The Plan is intended to be an unfunded plan of deferred compensation primarily for the benefit of a select group of management and highly compensated employees. To the extent that the Plan permits the voluntary deferral of bonuses, the Plan is intended to amend and replace the Bonus Deferral Option of the Becton, Dickinson and Company Executive Bonus Plan.

The purpose of the Plan is to permit those employees of the Company who are part of a select group of management or highly compensated employees to defer, pursuant to the provisions of the Plan, a portion of the salaries or bonuses otherwise payable to them.

Effective as of August 15, 1996 and, to the extent required by the rules of the New York Stock Exchange, subject to shareholder approval, the Board of Directors of the Company amended the Plan to permit participants to have their deferred salaries or deferred bonuses considered to be invested in Common Stock of the Company, to permit those participants to vote a number of shares of Common Stock equal to the number considered to be held for their benefit under the Plan, and for certain other purposes.
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                                   ARTICLE I

                                  Definitions
                                  -----------


1.1 "Additional Deferral Election" means the election by a participant under Section 3.5 to further defer distribution from his or her Deferred Salary Account, Deferred Bonus Account and/or Deferred Stock Account.

1.2       "Board of Directors" means the Board of Directors of the Company.

1.3       "Change-of-Form Election" means the election by a participant under
          Section 3.4(b) to change the form of distribution from his or her Deferred Salary Account, Deferred Bonus Account and/or Deferred Stock Account.

1.4 "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

1.5 "Committee" means the committee that is responsible for administering the Plan. The Committee shall consist of three or more employees of the Company as determined by, and appointed by, the Board of Directors.

1.6 "Common Stock" means the common stock ($1.00 par value) of the Company, including any shares into which it may be split, subdivided or combined.

1.7 "Company" means Becton, Dickinson and Company and any successor to such corporation by merger, purchase or otherwise.

1.8 "Deferred Bonus" means the amount of a participant's bonus that such participant has elected to defer until a later year pursuant to an election under Section 3.2.

1.9 "Deferred Bonus Account" means the bookkeeping account established under Section 3.2 on behalf of a participant, and includes any Interest Return credited thereon pursuant to Section 3.6(a).

1.10      "Deferred Bonus Election" means the election by a participant under
          Section 3.2 to defer until a later year a portion of his or her bonus.
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1.11      "Deferred Salary" means the amount of a participant's base salary that such participant has elected to defer until a later year pursuant to an election under Section 3.1.

1.12 "Deferred Salary Account" means the bookkeeping account established under Section 3.1 on behalf of a participant, and includes any Interest Return credited thereon pursuant to Section 3.6(a).

1.13      "Deferred Salary Election" means the election by a participant under
          Section 3.1 to defer until a later year a portion of his or her base salary.

1.14 "Deferred Stock Account" means the bookkeeping account established under Sections 3.3 and/or 3.4 on behalf of a participant and includes, in addition to amounts stated in those Sections, any Dividend Reinvestment Return credited thereon pursuant to Section 3.6(b).

1.15      "Deferred Stock Election" means the election by a participant under
          Section 3.3 to have his or her Deferred Salary and/or Deferred Bonus credited in the form of Common Stock to the participant's Deferred Stock Account.

1.16 "Dividend Reinvestment Return" means the amounts which are credited to each participant's Deferred Stock Account pursuant to Section 3.6(b) to reflect dividends declared by the Company on its Common Stock.

1.17 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

1.18 "Fiscal Year" means the fiscal year of the Company, which currently is the twelve month period commencing on the first day of October and ending on the last day of September of the following calendar year.

1.19 "Interest Return" means the amounts which are credited to each participant's Deferred Bonus Account and/or Deferred Salary Account pursuant to Section 3.6(a).

1.20      "NYSE" means The New York Stock Exchange.

1.21 "Plan" means the Becton, Dickinson and Company Salary and Bonus Deferral Plan as from time to time in effect.

                                       2
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1.22      "Rollover Election" means the election by a participant under Section
          3.4(a) to convert some or all of his or her Deferred Salary Account balance and/or Deferred Bonus Account balance from a cash balance into a Common Stock balance.

1.23 "Stock Trust" means the Becton, Dickinson and Company Deferred Salary and Bonus Trust established as of August 15, 1996 between the Company and Wachovia Bank of North Carolina, N.A.

                                       3
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                                   ARTICLE II

                                 Participation
                                 -------------



2.1       Participation
          -------------

          (a) Participation in the Plan shall be limited to:

               (i) an employee of a unit of the Company (or of one of its subsidiaries) as to which the Plan has been adopted pursuant to a decision by, or with the approval of, the Board of Directors;

               (ii) other than a nonresident alien of the United States receiving no United States source income within the meaning of sections 861(a)(3) or 911(d)(2) of the Code;

                      and
                      ---

               (iii)  who has:

                      [a] for purposes of Section 3.1, a base salary of $100,000 or more effective August 1 of the year before the calendar year in which the salary is earned; or

                      [b] for purposes of Section 3.2, a base salary of $100,000 or more effective August 1 of the Fiscal Year for which the bonus is earned.

          (b) The Committee shall have the ability to adjust, prospectively for any calendar year or Fiscal Year and on a uniform and nondiscriminatory basis, the dollar limitations in Section 2.1(a)(iii).

          (c)  The Committee may also, consistent with Company policy:

               (i) designate as ineligible particular individuals, groups of individuals or employees of business units who otherwise would be eligible under Section 2.1(a); or

                                       4
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               (ii)   designate as eligible particular individuals, groups of
                      individuals or employees of business units who otherwise would be ineligible under Section 2.1(a).

                                       5
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                                  ARTICLE III

                 Deferral Elections, Accounts and Distributions
                 ----------------------------------------------


3.1       Deferred Salary Election
          ------------------------

          (a) With respect to an individual who is eligible to participate in this Plan in accordance with Section 2.1(a)(iii)[a], elections of Deferred Salary shall be made on forms to be furnished by the Committee. A Deferred Salary Election shall apply only to base salary for the particular year specified in the election. A participant may elect to defer from 5% of his or her base salary to 25% of that salary (in increments of 1%).

          (b) A Deferred Salary Election with respect to compensation for a particular calendar year (i) must be made on or before the November 30 preceding the commencement of such calendar year, and
               (ii) once made, cannot be changed or revoked except as provided herein. Such Deferred Salary shall be credited to the participant's Deferred Salary Account as of each payroll period of the calendar year to which it pertains. Revocation of any Deferred Salary Election during such calendar year shall only affect base salary to be earned in the future and shall reduce the participant's deferral percentage to zero for the remainder of that year. Notice of revocation must be filed with the Committee by the fifteenth day of the month before the month in which such revocation is to be effective. Such revocation shall not affect any balances credited to the participant's Deferred Salary Account before the effective date of the revocation of the Deferred Salary Election.

          (c) An individual eligible to participate may defer the payment of any base salary and any Interest Return or Dividend Reinvestment Return credited thereon pursuant to Section 3.6 until (i) the participant's retirement, permanent and total disability, death or termination of employment, or (ii) subject to Section 3.7(b), a date no earlier than three years from the first day of the calendar year in which the base salary being deferred is earned (or any later date determined in calendar year increments) and ending no later than three (3) years following the participant's retirement.

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          (d)  In the event of any such Deferred Salary Election, the form of payment of any distribution (i.e., lump sum or in five or ten
                                            ----
               approximately equal annual installments, where available) shall be elected at the same time and, except as herein provided, shall not be changed or revoked.

          (e) In the event that any distribution is elected to be paid in five or ten approximately equal annual installments, the participant also may elect, at the time of the Deferred Salary Election, to have the form of payment changed to a lump sum in the event of such participant's death, termination of employment, or permanent and total disability before the expiration of the period of deferral. Except as herein provided, such election shall not be changed or revoked.

3.2       Deferred Bonus Election
          -----------------------

          (a) With respect to an individual who is eligible to participate in this Plan in accordance with Section 2.1(a)(iii)[b], elections of Deferred Bonus shall be made on forms to be furnished by the Committee. A Deferred Bonus Election shall apply only to a bonus for the particular year specified in the election. A participant may elect to defer 5%, 10%, 15%, 20%, 25%, 50%, 75% or 100% of his or her bonus, but in no event less than $5,000.

          (b) A Deferred Bonus Election with respect to compensation for a particular Fiscal Year (i) must be made on or before September 30 of such Fiscal Year, and (ii) once made, cannot be changed or revoked except as provided herein. Such Deferred Bonus shall be credited to the participant's Deferred Bonus Account as of the first business day of January of the calendar year immediately following the participant's election.

          (c) An individual eligible to participate may defer the payment of any bonus and any Interest Return or Dividend Reinvestment Return credited thereon pursuant to Section 3.6 until (i) the participant's retirement, permanent or total disability, death or termination of employment or (ii) subject to Section 3.7(b), a date no earlier than three years from the first day of the calendar year immediately following the date on which the Deferred Bonus Election was made (or any later date determined in

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               calendar year increments) and no later than three (3) years following the participant's retirement.

          (d)  In the event of any such Deferred Bonus Election, the form of payment of any distribution (i.e., lump sum or in five or ten
                                            ----
               approximately equal annual installments, where available) shall be elected at the same time and, except as herein provided, shall not be changed or revoked.

          (e) In the event that any distribution is elected to be paid in five or ten approximately equal annual installments, the participant also may elect, at the time of the Deferred Bonus Election, to have the form of payment changed to a lump sum in the event of such participant's death, termination of employment, or permanent and total disability before the expiration of the period of deferral. Except as herein provided, such election shall not be changed or revoked.

3.3       Deferred Stock Election
          -----------------------

          (a) Instead of being credited to the participant's Deferred Salary Account or Deferred Bonus Account, each participant may elect to have all (or none) of his or her Deferred Salary and/or a percentage (of not less than 5% and in 5% increments up to 100%) of his or her Deferred Bonus credited in the form of Common Stock to the participant's Deferred Stock Account.

          (b) Except as provided in Section 3.4, an election to have Deferred Salary or Deferred Bonus credited to the participant's Deferred Stock Account must be made with the Deferred Salary Election or with the Deferred Bonus Election, as the case may be.

          (c)  A participant's Deferred Stock Account will be credited:

               (i) twice monthly, as of each semi-monthly payroll date, with the number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the participant's Deferred Salary for such semi-monthly payroll date subject to the Deferred Stock Election by the average price paid by the Trustee of the Stock Trust for shares of Common Stock with respect to such semi-monthly payroll date

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                      or, if the Trustee shall not at such time purchase any
                      shares of Common Stock, then the price shall be the average of the high and low NYSE market price for the Common Stock on such date; and

               (ii) annually, as of the first business day in January of each calendar year, with the number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the portion of the participant's Deferred Bonus for the immediately-preceding Fiscal Year subject to the Deferred Stock Election by the average price paid by the Trustee of the Stock Trust for shares of Common Stock with respect to such date or, if the Trustee shall not at such time purchase any shares of Common Stock, then the price shall be the average of the high and low NYSE market price for the Common Stock on such date.

          (d) If the Company enters into transactions involving stock splits, stock dividends, reverse splits or any other recapitalization transactions, the number of shares of Common Stock credited to a participant's Deferred Stock Account will be adjusted (rounded to the nearest one-one hundredth of a share) so that the participant's Deferred Stock Account reflects the same equity percentage interest in the Company after the recapitalization as was the case before such transaction.

          (e) If at least a majority of the Company's stock is sold or exchanged by its shareholders pursuant to an integrated plan for cash or property (including stock of another corporation) or if substantially all of the assets of the Company are disposed of and, as a consequence thereof, cash or property is distributed to the Company's shareholders, each participant's Deferred Stock Account will, to the extent not already so credited under Section 3.6(b), be (i) credited with the amount of cash or property receivable by a Company shareholder directly holding the same number of shares of Common Stock as is credited to such participant's Deferred Stock Account and (ii) debited by that number of shares of Common Stock surrendered by such equivalent Company shareholder.

          (f) Each participant who has a Deferred Stock Account shall be entitled to provide directions to the Committee to cause the Committee to similarly direct the Trustee of the Trust to vote, on any matter presented for a vote to the shareholders of the Company, that number of shares of Common Stock held by the Trust equivalent to the number of shares of Common Stock credited to the participant's Deferred Stock Account. The Committee shall arrange for distribution to all participants in a timely manner all communications directed generally to the shareholders of the Company as to which their votes are solicited.

3.4       Rollover and Change-of-Form Elections
          -------------------------------------

          (a) Any participant, who has in effect a Deferred Bonus Election or a Deferred Salary Election (including a Deferred Salary Election for 1996), may make up to two (2) separate one-time elections, on or before September 6, 1996, to convert 25%, 50%, 75% or 100% (in each case subject to a minimum of $5,000) of the participant's Deferred Salary Account balance and/or to convert the same or a different percentage within such range of the participant's Deferred Bonus Account balance, in each case from a cash balance into a Common Stock balance which would be credited to a new Deferred Stock Account established in the participant's name.
               All Rollover Elections shall be revocable by such participants on or before August 15, 1996. The Rollover Election(s) shall be applied proportionately to each annual amount in the participant's Deferred Salary Account balance and/or to each annual amount in the participant's Deferred Bonus Account balance. Except as provided in Sections 3.4(b) and/or 3.5, the participant's original election as to the initial starting dates and form of distribution as to each such balance shall remain unchanged.

          (b) Any participant also may make, by a date to be announced by the Committee, up to three (3) additional separate one-time elections to change the form of distribution of the balances in his or her Deferred Salary Account, Deferred Bonus Account and/or Deferred Stock Account to one of the three acceptable forms of distribution under Section 3.7(c) (but not to change the initial starting date thereof under Sections 3.1(c) or 3.2(c)). Such Change-of-Form Election(s) may differ for each annual amount within the existing balances but shall only apply to balances in the participant's Deferred Salary Account, Deferred Bonus Account and/or Deferred Stock Account that are attributable to Deferred Salaries or Deferred Bonuses, as the case may be, that are scheduled to be paid

               (or to begin to be paid) no earlier than six (6) months after the date of such election.

          (c) When a Rollover Election is made, a new Deferred Stock Account shall be created for the participant, which account will be credited as of September 13, 1996 with the number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the balance in the participant's Deferred Salary Account and/or Deferred Bonus Account, as the case may be, as at August 31, 1996 with respect to which the Rollover Election applies, by the average price paid by the Trustee of the Stock Trust for shares of Common Stock with respect to September 13, 1996 or, if the Trustee shall not purchase shares of Common Stock equal to the number of shares of Common Stock creditable to all participants' Deferred Stock Accounts on such date, then, to the extent of such shortfall, such price shall be the average of the high and low NYSE market price for the Common Stock on such date and the portion of the participant's Deferred Salary Account balance and/or Deferred Bonus Account balance used in such calculation shall be proportionate to such shortfall amount. At the same time, the participant's Deferred Salary Account and/or Deferred Bonus Account, as the case may be, will be debited by an amount equal to the amount so credited to the participant's new Deferred Stock Account.

3.5       Additional Deferral Election
          ----------------------------

          (a) Any individual, who has made a Deferred Bonus Election or a Deferred Salary Election, whether or not accompanied by a Deferred Stock Election, may make an additional election to further postpone, for a period of the lesser of (i) three (3) years from the first day of the calendar year in which the amount in such Account otherwise first would have been payable or (ii) three (3) years following the participant's retirement, the initial starting date of the payment of the amount standing to his or her benefit in his or her Deferred Salary Account, Deferred Bonus Account or Deferred Stock Account (but not to change the form thereof under Section 3.7(c)). Such Additional Deferral Election shall only apply to balances in the participant's Deferred Salary Account, Deferred Stock Account and/or Deferred Stock Account that are scheduled to be paid (or to begin to be paid) no earlier than six (6) months after the date of such election.

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(b)       Only one Additional Deferral Election may be made by any participant with respect to (i) any Deferred Salary for a particular calendar year and (ii) any Deferred Bonus for a particular Fiscal Year.

3.6       Investment Return on Deferred Salary Accounts, Deferred Bonus Accounts
          ----------------------------------------------------------------------
          and Deferred Stock Accounts
          ---------------------------

          (a) The Committee shall credit the balance of the participant's Deferred Salary Account and/or Deferred Bonus Account during the calendar year with an Interest Return equal to interest thereon. Such balance shall include all Interest Returns credited to the account in previous years. The Interest Return to be credited for each calendar year shall be calculated by multiplying the average daily balance in the Deferred Salary Account and/or Deferred Bonus Account by the Moody's Seasoned Aaa Corporate Bond Rate in effect on the first business day of September of the previous calendar year, as published in the weekly Federal Reserve Statistical Release (Publication H.15).

          (b) Each time the Company declares a dividend on its Common Stock, each participant's Deferred Stock Account will be credited with a Dividend Reinvestment Return equal to that number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing (i) the amount that would have been paid (or the fair market value thereof, if the dividend is not paid in cash) to the participant on the total number of shares of Common Stock credited to the participant's Deferred Stock Account had that number of shares of Common Stock been held by such participant by (ii) the average price paid by the Trustee of the Stock Trust for shares of Common Stock with respect to the dividend payment date or, if the Trustee shall not at such time purchase any shares of Common Stock, then the price shall be the average of the high and low NYSE market price for the Common Stock on such date.

          (c) Within 60 days following the end of each calendar year, the Committee shall furnish each participant with a statement of account which shall set forth the balances of the individual's Accounts as of the end of such calendar year, inclusive of Interest Return or Dividend Reinvestment Return.

3.7       Distributions
          -------------

          (a) Upon occurrence of the event specified in the participant's Deferred Salary Election and/or Deferred Bonus Election, the amount of a participant's Deferred Salary Account and/or Deferred Bonus Account shall be paid in cash and the amount of a participant's Deferred Stock Account shall, except as otherwise provided in Section 3.3(e), be paid in shares of Common Stock (with any fractional share interest therein paid in cash to the extent of the then fair market value thereof), in each case to the participant or his or her beneficiary, as applicable. Such payment(s) shall be from the general assets of the Company (including the Stock Trust) in accordance with this Section 3.7 and shall be made (or begin to be made) as soon as practicable following the occurrence of the event making payment necessary or, if so elected in the Deferred Salary Election and/or Deferred Bonus Election, on the January 31st of the calendar year immediately following such event.

          (b) Notwithstanding the foregoing, in the case of a deferral period described in Section 3.1(c)(ii) and/or Section 3.2(c)(ii), if the participant suffers permanent or total disability, dies, or terminates employment prior to the date to which the participant has otherwise deferred commencement of payments, then, except in the case of termination for cause (as to which payment shall be made promptly thereafter), payment shall be made (or begin to be made) as soon as practicable following the occurrence of the event making payment necessary or, if so elected in the Deferred Salary Election and/or Deferred Bonus Election, on the January 31st of the calendar year immediately following such event.

          (c) Unless other arrangements are specified by the Committee on a uniform and nondiscriminatory basis, deferred amounts shall be paid in the form of (i) a lump sum payment, (ii) in five approximately equal annual installments or (iii) in ten approximately equal annual installments, as elected by the participant at the time of his or her Deferred Salary Election or Deferred Bonus Election; provided, however, that payments shall
                                        --------  -------
               only be in a single lump sum in the case that payment commences
               (i) while the participant is still an employee of the Company or of a subsidiary of the Company or (ii) due to termination for cause.

          (d) In case of an unforeseeable emergency, a participant may request the Committee, on a form to be provided by the Committee, that payment be made earlier than the date to which it was deferred.

               For purposes of this Section 3.7(d), an "unforeseeable emergency" shall be limited to a severe financial hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or of a dependent (as defined in section 152(a) of the Code) of the participant, loss of the participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise, (ii) by liquidation of the participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan. Examples of what are not considered unforeseeable emergencies include the need to send a participant's child to college or the desire to purchase a home.

               The Committee shall consider any requests for payment under this
               Section 3.7(d) on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in section 457 of the Code and the regulations thereunder. The minimum payment under this Section 3.7(d) shall be $3,000.

          (e) The Company (or the applicable employer subsidiary) shall deduct any required federal, State and local income and employment taxes from all payments under the Plan. No participant or beneficiary shall be entitled to receive any distribution of shares of Common Stock credited to a participant's Deferred Stock Account until the Company (or the applicable employer subsidiary) has received full payment of such withholding obligations in cash.

3.8       General Provisions
- ---       ------------------

          (a) The Company shall make no provision for the funding of any Deferred Salary Accounts and/or Deferred Bonus Accounts payable hereunder that

               (i) would cause the Plan to be a funded plan for purposes of section 404(a)(5) of the Code, or title I of ERISA or (ii) would cause the Plan to be other than an "unfunded and unsecured promise to pay money or other property in the future" under Treasury Regulations (S) 1.83-3(e); and, except to the extent specified in the Stock Trust following a "change of control" (as defined in the Stock Trust) of the Company, the Company shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence and in Section 3.8(c), the Company, in its sole discretion, may establish one or more grantor trusts described in Treasury Regulations (S) 1.677(a)- 1(d) to accumulate funds and/or shares of Common Stock to pay amounts under this Plan, provided that the assets of such trust(s) shall be required to be used to satisfy the claims of the Company's general creditors in the event of the Company's bankruptcy or insolvency.

          (b) In the event that the Company (or one of its subsidiaries) shall decide to establish an advance accrual reserve on its books against the future expense of payments from Deferred Salary Accounts, Deferred Bonus Accounts and/or Deferred Stock Accounts, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Company (or such subsidiary), subject to claims of the Company's (or such subsidiary's) creditors.

          (c) A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company (or his or her employer subsidiary) with respect to such amount. Furthermore, a person entitled to a payment or distribution with respect to a Deferred Salary Account, Deferred Bonus Account and/or Deferred Stock Account shall have a claim upon the Company (or his or her employer subsidiary) only to the extent of the balance(s) in his or her Deferred Salary Account, Deferred Bonus Account and/or Deferred Stock Account.

          (d) The participant's beneficiary under this Plan with respect to his or her Deferred Salary Account, Deferred Bonus Account and/or Deferred Stock Account shall be the person designated to receive benefits on account of the participant's death on a form provided by the Committee.

          (e) All commissions, fees and expenses that may be incurred in operating the Plan and any related trust(s) established in accordance with Section 3.8(a) (including the Stock Trust) will be paid by the Company.

          (f) Notwithstanding any other provision of this Plan, (i) elections under this Plan may only be made by participants while they are employees of the Company and/or of one of its subsidiaries and
               (ii) no Rollover Election, Change-of-Form Election or Additional Deferral Election shall be effective if made within six (6) months prior to the earlier of (i) the date of the participant's retirement or (ii) the date the participant voluntarily terminates employment with the Company.

3.9       Pension Credit
          --------------

          Amounts deferred under this Plan shall be included in the computation of compensation under the Becton, Dickinson and Company Retirement Benefit Restoration Plan and shall earn pension credit in such Restoration Plan at the same rate as non-Deferred Salary or non-Deferred Bonus amounts.

3.10      Non-Assignability
          -----------------

          Participants, their legal representatives and their beneficiaries shall have no right to anticipate, alienate, sell, assign, transfer, pledge or encumber their interests in the Plan, nor shall such interests be subject to attachment, garnishment, levy or execution by or on behalf of creditors of the participants or of their beneficiaries.

3.11      Mandatory Deferral
          ------------------

          Notwithstanding any other provision of this Plan, the Compensation and Benefits Committee of the Board of Directors may require an employee to defer: (i) the portion of any salary and/or bonus amount, or (ii) the portion of any payment from any Deferred Salary Account, Deferred Bonus Account and/or Deferred Stock Account, in any case where the Company anticipates that such portion otherwise would be nondeductible pursuant to section 162(m) of the Code.

                                   ARTICLE IV

                                 Administration
                                 --------------


4.1       Plan Administrator
          ------------------

          The Committee shall be the "administrator" of the Plan within the meaning of ERISA. The Committee shall have the exclusive right to interpret the Plan and the decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

          The Committee may delegate to such officers, employees or departments of the Company such authority, duties, and responsibilities of the Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.

                                   ARTICLE V

                   Amendment, Termination and Effective Date
                   -----------------------------------------


5.1       Amendment of the Plan
          ---------------------

          Subject to the provisions of Section 5.3, the Plan may be wholly or partially amended or otherwise modified at any time by written action of the Board of Directors.

5.2       Termination of the Plan
          -----------------------

          Subject to the provisions of Section 5.3, the Plan may be terminated at any time by written action of the Board of Directors.

5.3       No Impairment of Benefits
          -------------------------

          Notwithstanding the provisions of Sections 5.1 and 5.2, no amendment to or termination of the Plan shall impair any rights to benefits which have accrued hereunder.

5.4       Effective Date
          --------------

          The Plan, as herein amended and restated, is effective as of August 15, 1996; provided, however, that, should the rules of the NYSE
                    --------  -------
          require shareholder approval of any or all of the amendments to the Plan that were adopted by the Board of Directors in July 1996 and should such approval fail to be obtained at the Annual Meeting of Shareholders of the Company in February 1997, then, solely to the extent such new amendments permitted participants to make Deferred Stock Elections or Rollover Elections and thereby to have their deferred salaries or deferred bonuses considered to be invested in Common Stock of the Company, such new amendments shall be null and void and each participant who so elected shall be deemed instead to have elected to have his or her deferred salaries or deferred bonuses invested (or remain invested) in their Deferred Salary Account or Deferred Bonus Account with an Interest Return credited to each such account as if such participant had not made any Deferred Stock Election or Rollover Election.